Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Stock Incentive Plan and the Amended and Restated 2013 Employee Stock Purchase Plan of Novavax, Inc. of our reports dated March 14, 2018, with respect to the consolidated financial statements of Novavax, Inc., and the effectiveness of internal control over financial reporting of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

August 1, 2018